UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2009

THE SAINT JAMES COMPANY

(Exact name of registrant as specified in its charter)

North Carolina	000-13738	56-1426581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Broadway Plaza, 520 Broadway, Suite 350 Santa Monica CA 90401
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (310) 739-5696

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dale Paisley was appointed as our Chief Financial Officer, on a contract basis, effective July 10, 2009.  Mr. Paisley has been a financial and accounting consultant to primarily small public companies since 2000.  He has significant management experience with regulatory reporting to the Securities and Exchange Commission and state regulators and has served as temporary Chief Financial Officer and Chief Executive Officer of several public and private companies.  From October 2002 until December 2003, Mr. Paisley served as President of SoCal Waste Group, Inc.; from February 2003 until December 2003, he served as Chief Executive Officer and Chief Financial Officer of USA Biomass Corporation; and from October 2006 to December 2008 he served as Chief Financial Officer of Amish Naturals, Inc.  He was appointed as a director of BPO Management Services, Inc., in December 2006 and serves as Chairman of the Audit Committee.  Prior to 1995, Mr. Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PriceWaterhouseCoopers).

Mr. Paisley’s agreement with us provides for compensation at the rate of $10,000 plus expenses.  The term of the agreement is evergreen/monthly, subject to earlier termination by Mr. Paisley or us.  There is no any family relationship between Mr. Paisley and any other director, executive officer, or person nominated or chosen by us to become a director or executive officer.  Other than the current consulting agreement, since the beginning of our last fiscal year, there have not been any transactions between Mr. Paisley and us (and there are no currently proposed transactions) in which we were or are to be a participant in excess of $120,000 in which Mr. Paisley had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2009	THE SAINT JAMES COMPANY

	By:	/S/ RICHARD HURST
President